Exhibit 1.01

Universal Electronics Inc.
Conflict Minerals Report
For the reporting period from January 1, 2024 to December 31, 2024

This Conflict Minerals Report (this “Report”) of Universal Electronics Inc. (the “Company,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2024 to December 31, 2024 (the “Reporting Period”).
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (coltan), (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). Our operations, including the operations of our consolidated subsidiaries, may at times manufacture, or contract to manufacture, products such as universal remote controls, audio-video accessories, thermostat controllers, intelligent wireless security, sensing and automation components (collectively, our “products”) for which conflict minerals are necessary to the functionality or production of those products. As required by Form SD, we have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in our products during the Reporting Period, which we refer to as the “Subject Minerals,” to determine whether any of the Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals may be from recycled or scrap sources. Where applicable, we have conducted additional due diligence regarding the sources of the Subject Minerals. The results of our RCOI regarding the Subject Minerals, as well as our additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available with the related Form SD at investors.uei.com/financials#sec-filings. The content on any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.
1.    The Company’s RCOI
The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (“SEC”). The Company also exercised due diligence on the source and chain of custody of the Subject Minerals. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).
The Company’s global supply chain is complex. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company works with its direct suppliers to identify, where possible, the smelters and refiners of the Subject Minerals.
In preparation for conducting our RCOI, we analyzed our entire supplier base to identify suppliers that we believed could potentially provide components or materials containing Subject Minerals that were incorporated into products that we manufactured or contracted to manufacture. As a result of this process, we identified 213 direct suppliers (collectively, the “Covered Suppliers”) that we believed could potentially provide materials containing Subject Minerals. We sent a request to each of the Covered Suppliers to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to the Company during the Reporting Period. To make these requests, we utilized the Responsible Minerals

Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”). An escalation process was initiated with Covered Suppliers who continued to be non-responsive after the above contacts were made. For the Reporting Period, we obtained representations from Covered Suppliers representing approximately 99% of the total dollar value of our purchases from Covered Suppliers during the Reporting Period.
Using a risk-based approach, we evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals. We engaged certain Covered Suppliers, holding discussions and reviewing the results of their internal due diligence efforts, to ensure that the responses to our inquiries regarding conflict minerals were thorough and understood.
2.     The Company’s Due Diligence Process
The Company’s due diligence process is based on the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:
Establish Strong Company Management Systems
Conflict Minerals Policy
During the Reporting Period, we continued to communicate our conflict minerals policy ("Conflict Minerals Policy") to our supply chain. Our Conflict Minerals Policy, which is publicly available at www.uei.com/conflict-minerals affirms that the Company takes its corporate responsibility seriously and that it is the Company’s goal to only use conflict minerals in its products that are sourced responsibly. Furthermore, we maintained a public email address (UEIConflictMinerals@uei.com) for general inquiries and feedback regarding our conflict minerals program.
Internal Team to Support Supply Chain Due Diligence
The Company has established an internal team to manage conflict minerals engagement with its suppliers. The team is comprised of individuals representing the functional areas of procurement, product quality, manufacturing and compliance within each of our domestic and international business units. The Company’s team of subject matter experts is responsible for reaching out to the Company’s supplier base on an ongoing basis to collect information, including CMRTs, regarding the presence and sourcing of conflict minerals in products supplied to the Company.
Measures Taken to Strengthen Company Engagement With Suppliers
The Company continually strives to increase its supply chain transparency and identify risks within its supply chain. The Company is committed to conducting business in a socially responsible manner and is determined to partner with suppliers who are similarly committed. The Company engages in quality assessments with its direct suppliers on an annual basis. Through this process, the Company is able to remain engaged with its supply base from a quality and compliance perspective.
The Company also maintains its commitment to the responsible sourcing of conflict minerals through the use of specific provisions in its purchase orders. When engaging inventory suppliers who may supply us with products containing conflict minerals, we include a provision in the “terms and conditions” section of our purchase orders that requires the supplier to represent to us that all products supplied to the Company are free of conflict minerals or if the supplier is unable to make this representation that the supplier will work with the Company to be able to make this representation or obtain sourcing information to enable the Company to accurately identify the source of Subject Minerals contained in the products provided by the supplier, with the understanding that all products supplied will be free of conflict minerals. Further, suppliers are required to cooperate with the Company’s periodic requests to capture information regarding the source of Subject Minerals in products provided to the Company.
RCOI Data Management
We utilize a comprehensive conflict minerals data management tool that tracks communications with direct suppliers, houses RCOI and due diligence information, automates the validation of direct supplier CMRT data received and consolidates direct supplier CMRT information for analysis and reporting. This tool has enabled us to be both more efficient and more effective in the collection of conflict minerals information from our suppliers.

Identify and Assess Risks in the Supply Chain
As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency. The most significant element of understanding our supply chain and making these assessments is obtaining CMRTs from our direct suppliers and analyzing these CMRT responses on both an individual and an aggregated basis.
Design and Implement a Strategy to Respond to Identified Risks
We are committed to maintaining high standards of corporate responsibility through our compliance with Form SD. During the Reporting Period, we worked to address any significant due diligence findings as they arose. For example, as noted above, we conducted additional due diligence for certain Covered Suppliers who provided inadequate or incomplete initial responses to the RCOI. Our risk assessment procedures will continue to evolve as circumstances warrant. See “Additional Due Diligence and Risk Mitigation” below for additional detail.
Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Where possible, we have relied on third party assurances and certifications. For example, we accept as reliable any smelter that is compliant with the RMI Responsible Minerals Assurance Process ("RMAP"). To the extent that other audited supplier certifications are provided to us, we will consider reliance on such certifications on a case-by-case basis.
Report Annually on Supply Chain Due Diligence
This report and related Form SD are publicly available at investors.uei.com/financials#sec-filings and meets the OECD recommendation to report annually on supply chain due diligence.
3.    Due Diligence Results
The Company manufactures products that may contain conflict minerals. Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company determined that certain of the Subject Minerals were from “recycled or scrap sources” (as such term is defined in Form SD). Additionally, the Company compiled the list in Table 1 below of verified smelters that provided certain of the Subject Minerals.
Although the Company obtained information regarding the smelters used by the Covered Suppliers to process certain conflict minerals during the Reporting Period, as well as the countries of origin for such conflict minerals, in a number of cases the Covered Suppliers provided conflict mineral information at a company-wide level, rather than with respect to the specific products supplied to the Company. As a result, in these cases we were unable to conclude whether conflict minerals from smelters listed by these Covered Suppliers were actually used in the Company’s products and thus have not included these smelters in the list in Table 1, nor have we included country of origin information provided by these particular Covered Suppliers in the country of origin information below Table 1. As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency.

Table 1
List of Verified Smelters

Metal	Smelter Name
Columbite-Tantalite (Coltan/Tantalum)	AMG Brasil
D Block Metals, LLC
F&X Electro-Materials Ltd.
FIR Metals & Resource Ltd.
Global Advanced Metals Aizu
Global Advanced Metals Boyertown
Guangdong Rising Rare Metals-EO Materials Ltd.
Hengyang King Xing Lifeng New Materials Co., Ltd.
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Jiangxi Tuohong New Raw Material
JiuJiang JinXin Nonferrous Metals Co., Ltd.
Jiujiang Tanbre Co., Ltd.
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
KEMET de Mexico
Materion Newton Inc.
Metallurgical Products India Pvt., Ltd.
Mineracao Taboca S.A.
Mitsui Mining and Smelting Co., Ltd.
Ningxia Orient Tantalum Industry Co., Ltd.
NPM Silmet AS
QuantumClean
Resind Industria e Comercio Ltda.
RFH Yancheng Jinye New Material Technology Co., Ltd.
Taki Chemical Co., Ltd.
TANIOBIS Co., Ltd.
TANIOBIS GmbH
TANIOBIS Japan Co., Ltd.
TANIOBIS Smelting GmbH & Co. KG
Telex Metals
Ulba Metallurgical Plant JSC
XIMEI RESOURCES (GUANGDONG) LIMITED
XinXing HaoRong Electronic Material Co., Ltd.
Yanling Jincheng Tantalum & Niobium Co., Ltd.

Cassiterite (Tin)	Alpha
Alpha Assembly Solutions Inc
Alpha Metals Korea Ltd.
Aurubis Beerse
Aurubis Berango
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Chifeng Dajingzi Tin Industry Co., Ltd.
China Tin Group Co., Ltd.
CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda
CRM Synergies
CV Ayi Jaya
CV Venus Inti Perkasa
Dowa
DS Myanmar
EM Vinto
Estanho de Rondonia S.A.
Fabrica Auricchio Industria e Comercio Ltda.
Feinhutte Halsbrucke GmbH
Fenix Metals
Gejiu Non-Ferrous Metal Processing Co., Ltd.
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
HuiChang Hill Tin Industry Co., Ltd.
Jiangxi New Nanshan Technology Ltd.
Laibin Jinhai nonferrous metal smelting plant
Liuzhhou China Tin
Luna Smelter, Ltd.

Metal	Smelter Name
Cassiterite (Tin) (continued)	Magnu's Minerais Metais e Ligas Ltda.
Malaysia Smelting Corporation (MSC)
Malaysia Smelting Corporation Berhad (Port Klang)
Metallic Resources, Inc.
Metallo Belgium N.V.
Mineracao Taboca S.A.
Mining Minerals Resources SARL
Minsur
Mitsubishi Materials Corporation
O.M. Manufacturing (Thailand) Co., Ltd.
O.M. Manufacturing Philippines, Inc.
Operaciones Metalurgicas S.A.
Precious Minerals and Smelting Limited
PT Aries Kencana Sejahtera
PT Artha Cipta Langgeng
PT ATD Makmur Mandiri Jaya
PT Babel Inti Perkasa
PT Babel Surya Alam Lestari
PT Bangka Prima Tin
PT Bangka Serumpun
PT Belitung Industri Sejahtera
PT Bukit Timah
PT Cipta Persada Mulia
PT Menara Cipta Mulia
PT Mitra Stania Prima
PT Mitra Sukses Globalindo
PT Premium Tin Indonesia
PT Prima Timah Utama
PT Putera Sarana Shakti (PT PSS)
PT Rajawali Rimba Perkasa
PT Rajehan Ariq
PT Refined Bangka Tin
PT Sariwiguna Binasentosa
PT Stanindo Inti Perkasa
PT Sukses Inti Makmur (SIM)
PT Timah Nusantara
PT Timah Tbk Kundur
PT Timah Tbk Mentok
PT Tinindo Inter Nusa
PT Tommy Utama
Resind Industria e Comercio Ltda.
Rui Da Hung
Soft Metais Ltda.
Super Ligas
Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.
Thaisarco
Tin Smelting Branch of Yunnan Tin Co., Ltd.
Tin Technology & Refining
TRATHO Metal Quimica
White Solder Metalurgia e Mineracao Ltda.
Woodcross Smelting Company Limited
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Yunnan Yunfan Non-ferrous Metals Co., Ltd.

Metal	Smelter Name
Gold	Abington Reldan Metals, LLC
Advanced Chemical Company
Agosi AG
Aida Chemical Industries Co., Ltd.
Almalyk Mining and Metallurgical Complex (AMMC)
AngloGold Ashanti Corrego do Sitio Mineracao
Argor-Heraeus S.A.
ASAHI METALFINE, Inc.
Asahi Pretec Corp.
Asahi Refining Canada Ltd.
Asahi Refining USA Inc.
Asaka Riken Co., Ltd.
Aurubis AG
Bangalore Refinery
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Boliden Ronnskar
C. Hafner GmbH + Co. KG
CCR Refinery - Glencore Canada Corporation
Chimet S.p.A.
Chugai Mining
Coimpa Industrial LTDA
Dowa
DSC (Do Sung Corporation)
Eco-System Recycling Co., Ltd. East Plant
Eco-System Recycling Co., Ltd. North Plant
Eco-System Recycling Co., Ltd. West Plant
Gold by Gold Colombia
Gold Refinery of Zijin Mining Group Co., Ltd.
Heimerle + Meule GmbH
Heraeus Germany GmbH Co. KG
Heraeus Ltd. Hong Kong
Heraeus Metals Hong Kong.Ltd.
Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Ishifuku Metal Industry Co., Ltd.
Istanbul Gold Refinery
Italpreziosi
Japan Mint
Jiangxi Copper Co., Ltd.
JX Advanced Metals Corporation
JX Nippon Mining & Metals Co., Ltd.
Kazzinc
Kennecott Utah Copper LLC
KGHM Polska Miedz Spolka Akcyjna
Kojima Chemicals Co., Ltd.
Korea Zinc Co., Ltd.
L'Orfebre S.A.
LS MnM Inc.
LT Metal Ltd.
Materion
Matsuda Sangyo Co., Ltd.
Metal Concentrators SA (Pty) Ltd.
Metalor Technologies (Hong Kong) Ltd.
Metalor Technologies (Singapore) Pte., Ltd.
Metalor Technologies (Suzhou) Ltd.
Metalor Technologies S.A.
Metalor USA Refining Corporation
Metalurgica Met-Mex Penoles S.A. De C.V.
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
MKS PAMP SA
MMTC-PAMP India Pvt., Ltd.
Nadir Metal Rafineri San. Ve Tic. A.S.
Navoi Mining and Metallurgical Combinat
NH Recytech Company

Metal	Smelter Name
Gold (continued)	Nihon Material Co., Ltd.
Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH
Ohura Precious Metal Industry Co., Ltd.
PAMP S.A.
Perth Mint Refinery
Planta Recuperadora de Metales SpA
PT Aneka Tambang (Persero) Tbk
PX Precinox S.A.
Rand Refinery (Pty) Ltd.
REMONDIS PMR B.V.
Royal Canadian Mint
SAFINA A.S.
SEMPSA Joyeria Plateria S.A.
Shandong Gold Smelting Co., Ltd.
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Shanghai Exchange Market
Sichuan Tianze Precious Metals Co., Ltd.
Solar Applied Materials Technology Corp.
Sumitomo Metal Mining Co., Ltd.
SungEel HiMetal Co., Ltd.
T.C.A S.p.A
Tanaka Kikinzoku Kogyo K.K.
Tokuriki Honten Co., Ltd.
Tongling Nonferrous Metals Group Co., Ltd.
TOO Tau-Ken-Altyn
Torecom
Umicore S.A. Business Unit Precious Metals Refining
United Precious Metal Refining, Inc.
Valcambi S.A.
WEEEREFINING
Western Australian Mint (T/a The Perth Mint)
WIELAND Edelmetalle GmbH
Yamakin Co., Ltd.
Yokohama Metal Co., Ltd.
Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Zijin Mining Group Gold Smelting Co. Ltd.

Metal	Smelter Name
Wolframite (Tungsten)	A.L.M.T. Corp.
Asia Tungsten Products Vietnam Ltd.
Chenzhou Diamond Tungsten Products Co., Ltd.
China Molybdenum Tungsten Co., Ltd.
Chongyi Zhangyuan Tungaten Co., Ltd
Cronimet Brasil Ltda
Fujian Xinlu Tungsten Co., Ltd.
Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.
Global Tungsten & Powders LLC
Guangdong Xianglu Tungsten Co., Ltd.
H.C. Starck Tungsten GmbH
Hubei Green Tungsten Co., Ltd.
Hunan Chenzhou Mining Co., Ltd.
Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch
Japan New Metals Co., Ltd.

Metal	Smelter Name
Wolframite (Tungsten) (continued)	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Jiangxi Gan Bei Tungsten Co., Ltd.
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Jiangxi Yaosheng Tungsten Co., Ltd.
Kennametal Fallon
Kennametal Huntsville
Lianyou Metals Co., Ltd.
Malipo Haiyu Tungsten Co., Ltd.
Masan High-Tech Materials
Niagara Refining LLC
Philippine Chuangxin Industrial Co., Inc.
TANIOBIS Smelting GmbH & Co. KG
Wolfram Bergbau und Hutten AG
Xiamen Tungsten (H.C.) Co., Ltd.
Xiamen Tungsten Co., Ltd.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Subject Minerals, to determine the country of origin of all such Subject Minerals; however, based on the information that has been obtained, the Company has reasonably determined that countries of origin of the Subject Minerals include the following countries: Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Czechia, Democratic Republic of the Congo, Djibouti, Dominican Republic, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Ghana, Guinea, Guyana, Hungary, India, Indonesia, Ireland, Israel, Italy, Ivory Coast, Japan, Kazakhstan, Kenya, Korea, Laos, Liberia, Luxembourg, Madagascar, Malaysia, Mongolia, Mauritania, Mexico, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Saudi Arabia, Sierra Leone, Singapore, Slovakia, Slovenia, South Africa, South Sudan, Spain, Suriname, Sweden, Switzerland, Tanzania, Thailand, Uganda, the United Kingdom, the United States, Vietnam, Zambia and Zimbabwe.

4.    Additional Due Diligence and Risk Mitigation

The Company expects to continually improve its supply chain due diligence efforts to mitigate the risk that the necessary Subject Minerals in its products benefit armed groups in the Covered Countries. Such measures include, but are not limited to:
•assessing the presence of conflict minerals in its supply chain;
•clearly communicating expectations with regard to supplier performance, transparency and sourcing;
•providing internal and external education programs about the Company’s responsible sourcing efforts and programs;
•increasing the quality of information in responses for the RCOI process;
•embedding the RCOI process into the Company’s compliance processes such as the onboarding of new suppliers and quality reviews of existing suppliers; and
•continuing to compare RCOI results to information collected via independent validation programs such as the RMI RMAP.